Exhibit 2.1

SALE AND PURCHASE AGREEMENT
Dated December 10, 2009
Private & Confidential

TABLE OF CONTENTS

Preamble		3
Article 1:	Preamble and Annexes	4
Article 2:	Definitions	4
Article 3:	Partial Repayment of the Loan and Assignment of the Outstanding Loan	7
Article 4:	The Escrow Agreement	8
Article 5:	Sale and Purchase of the Shares	8
Article 6:	Condition Precedent to Closing	9
Article 7:	Closing	9
Article 8:	Term and Termination	10
Article 9:	Post Closing Obligations	10
Article 10:	Mutual Release	10
Article 11:	Non-Competition	11
Article 12:	Use Of Ridgewood Name	11
Article 13:	Indemnification	11
Article 14:	Language	12
Article 15:	Assignment	12
Article 16:	Entire Agreement	12
Article 17:	Governing Law And Dispute Settlement	12
Article 18:	Miscellaneous	13

ANNEXES
Annex (1):	The Company Details	18
Annex (2):	Agreed Form of EFG Loan Agreement	19
Annex (3):	Agreed Form of Certificate of General Counsel	47
Annex (4):	Agreed Form of Escrow Agreement	48
Annex (5):	Shares’ Distribution among the Purchasers	83
Annex (6):	Agreed Form of the Execution SPA	84
Annex (7)	Agreed Form of the Second Execution SPA	88
Annex (8):	Form of Limited Power of Attorney	92
Annex (9):	Agreed Form of ZG Release Letter in favour of the Sellers	93
Annex (10):	Agreed Form of Resignation Letter	95
Annex (11)(a):	Agreed Form of Release Letter by ZG, the Second Purchaser and the Company in favour of the Sellers	96
Annex (11)(b):	Agreed Form of Release Letter by ZG, Mirette Fouad Zaki Tadrous and the Company in favour of the Sellers	98
Annex (12):	Agreed Form of Release in Favour of ZG and the Company by the Sellers	99
Annex (13):	Agreed Form of Assignment of the Outstanding Loan To ZG	101
Annex (14):	Form of the Specific Release Letter in favour of ZG	102
Annex (15):	Form of Minutes of the Extraordinary General Shareholders Meeting	104

This Sale and Purchase Agreement (the “Agreement”) is made on the 10th day of December, 2009.

By and Between:

1. Ridgewood Near East Holdings LLC, a limited liability company, established and organized under the laws of Delaware, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of Ridgewood Near East Holdings, LLC;

2. RW Egyptian Holdings, LLC, a limited liability company, established and organized under the laws of New Jersey, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of RW Egyptian Holdings, LLC;

(referred to hereinafter collectively as “Ridgewood” or the “Sellers”); and

3. Mr. Zaki Girges, an Egyptian national, holding national ID No. 25809011602892 issued June, 2002 resident at 165, El Orouba Street, Heliopolis, Cairo, Egypt (referred to hereinafter as “ZG” or the “First Purchaser”);

4. El Orouba for Water Desalination SAE, an Egyptian joint stock company, whose registered office is at 26 Helmy Abd El Atti Street, Nasr City, Cairo, Egypt, represented herein by Mr. Zaki Girges, in his capacity as its legal representative (referred to hereinafter as the “Second Purchaser”).

(together with ZG referred to hereinafter collectively as the “Purchasers”); and

5. Ridgewood Egypt for Infrastructure LLC, an Egyptian limited liability company, commercial registration no. 327201 issued on November 11, 1999, whose registered office is at 165 El Orouba St., Heliopolis, Cairo, Egypt, represented herein by Mr. Zaki Girges, in his capacity as the General Manager (referred to hereinafter as the “Company”).

PREAMBLE

WHEREAS, by virtue of the Purchase and Sale Agreements (as hereinafter defined), the Sellers Own 20,000 quotas (the “Shares”) representing 100% of the capital of the Company;

WHEREAS, the Sellers have provided financial support to the Company during the prior years and have outstanding loans amounting to USD 25,563,086 owing to them by the Company (the “Loan”); and

WHEREAS, through the efforts of ZG the Company has succeeded in procuring funding from EFG Hermes to finance the partial repayment of the Loan; and

WHEREAS, upon Closing the Sellers have agreed to transfer to ZG, whether directly or indirectly through the Second Purchaser, the Ownership of the Shares and to transfer to ZG the Outstanding Loan (as hereinafter defined) and the Second Purchaser and ZG have agreed to the transfer of the Shares and Outstanding Loan, as applicable, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1:

PREAMBLE AND ANNEXES

The above Preamble and the Annexes to this Agreement constitute an integral part thereof.

ARTICLE 2:

DEFINITIONS

2.1  Wherever used in this Agreement or the Annexes hereto, unless the context otherwise requires, the following words and expressions shall have the following respective meanings:

“Affiliates”	means any person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with another person or entity. For the avoidance of doubt Affiliates of the Sellers shall exclude the Company;

“Articles of Association”	means the articles of incorporation of the Company, as amended from time to time;

“Business Day”	means a day on which most major banks are open for business in Cairo, Egypt but does not include a Friday or a Saturday or any other day which is a public holiday in such city;

“Business”	means the business relating to water, waste water, power generation or any other similar business that the Company is involved in at the date of this Agreement;

“Certificate of General Counsel”	means the certificate issued by the Senior Vice President and General Counsel of the Sellers to be provided by the Sellers at or prior to Closing to the Escrow Agent substantially in the Form of Annex (3);

“Claim/Claims”	means any claims, rights, actions, causes of actions, suits, liens, obligations, accounts, debts, damages (whether general, special, indirect or punitive), demands, agreements, promises, covenants, contracts, judgments, indemnities, guarantees, liabilities, controversies, costs, expenses and attorneys’ or paralegals’ or other fees whatsoever, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether choate or inchoate, mature or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued, or asserted or unasserted (individually, a “Claim” and collectively, “Claims”);

“Company”	means Ridgewood Egypt for Infrastructure LLC, an Egyptian limited liability company, commercial register number 327201 with its head office located at 165 El Orouba St., Heliopolis, Cairo, Egypt basic information about which is set out in Annex (1);

“Closing”	means the release of the Loan Partial Repayment Amount to the Sellers and the release of the Escrow Documents to the Purchasers, Lender and the Sellers upon the receipt of the Certificate of General Counsel by the Escrow Agent , as provided under this Agreement and the Escrow Agreement;

“Closing Date”	means the date on which Closing takes place;

“Control” or “Controlled By”	means the possession or ownership, directly or indirectly, of the following: (a) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, 50% or more of the voting rights therein; (c) in the case of a trust or estate, 50% or more of the beneficial interest therein; (d) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or (e) in the case of any entity, the power or authority, through the ownership of voting securities, by agreement or otherwise, to direct the management, activities or policies of the entity;

“Damages”	means all direct losses, assessments, charges, actual damages, deficiencies, liabilities, fines, costs and expenses (including reasonable legal fees, interest and penalties paid, and the reasonable costs of investigation, defense or settlement of any of the foregoing);

“Effective Date”	means the date of signature of this Agreement;

“EFG Loan”	means the loan to be made by the Lender pursuant to the EFG Loan Agreement;

“EFG Loan Agreement”	means the agreement between the Lender and the Company dated December 10, 2009 a copy of which is attached herewith as Annex (2);

“Escrow Account”	means the escrow account to be opened by the Escrow Agent, in accordance with the Escrow Agreement;

“Escrow Agent”	means HSBC Bank Egypt SAE;

“Escrow Agreement”	means the Escrow Agreement to be entered into among the Sellers, the Purchasers, the Lender, the Company and the Escrow Agent for the purpose of effecting payment of the Loan Partial Repayment Amount and the release of the Escrow Documents, substantially in the form attached hereto in Annex (4), with such amendments thereto as may be approved by the parties to such Escrow Agreement in writing;

“Escrow Documents”	means the Sellers’ Documents and the Purchasers’ Documents to be deposited with the Escrow Agent in accordance with the provisions of the Escrow Agreement;

“Execution SPA”	means the share purchase agreement to be signed between the Sellers and the Purchasers for execution purposes substantially in the form attached herewith as Annex (6);

“First Purchaser Shares”	means such rights (but not legally registered title) as the Sellers have to 5200 Shares pursuant to the Purchase and Sale Agreements and otherwise under applicable law that the First Purchaser is purchasing on the terms and subject to the conditions of this Agreement;

“GAFI”	means the General Authority for Investment and Free Zones, a governmental instrumentality of the Arab Republic of Egypt;

“Lender”	means the lender under the EFG Hermes Loan Agreement;

“Loan”	means the existing loan amounting to USD 25,563,086 owing by the Company to Ridgewood;

“Loan Partial Repayment Amount”	means USD 13,000,000 to be paid by the Company to Ridgewood for the partial settlement of the existing Loan;

“Long Stop Date”	means the date falling 120 days from the Effective Date. Long Stop Date shall be extended automatically for an additional period of ninety days without need for any further action in the event the Long Stop Date under the Escrow Agreement is extended;

“Non-Competition Period”	means the period starting on (and including) the date of Closing and ending on (but excluding) the earlier of (i) the date on which the First Purchaser no longer owns any Shares, and (ii) the fifth anniversary of Closing;

“Own” or “Ownership”	means (i) with respect to the Shares, the rights of the Sellers to the Shares evidenced by the Purchase and Sale Agreements and such ownership of the Shares as the Sellers have under applicable law and not the legally registered title to the Shares and (ii) with respect to the Loan, legal entitlement;

“Outstanding Loan”	means USD 12,563,086 which will remain outstanding after the Loan Partial Repayment Amount has been received by Ridgewood;

“Parties”	means the Sellers, the Purchasers, and the Company;

“Person”	means an individual, partnership, corporation, joint stock company, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof;

“Purchase and Sale Agreements”	means (i) the Purchase and Sale Agreement entered into on the 15th day of February 2001 by and between Zaki Yousif Girges and RW Egyptian Holdings, LLC relating to 200 of the outstanding Shares and (ii) the Purchase and Sale Agreement entered into on January 19, 2001 by Hussein Mohamed Kortam and Ridgewood Near East Holding, LLC relating to 19,800 of the outstanding Shares;

“Purchasers’ Documents”	means the documents to be deposited with the Escrow Agent by the Purchasers in accordance with the Escrow Agreement;

“Restricted Territories”	means the entire territory of all of the countries located in the continent of Africa and, in addition, Lebanon, Saudi Arabia, United Arab Emirates, Muscat, Oman, Yemen, Kuwait, Syria, Turkey, Iraq and Iran;

“Share Purchase Price”	means the aggregate price of the Shares referred to in Article 5 hereof and payable by the First Purchaser and the Second Purchaser to the Sellers at Closing;

“Second Purchaser Shares”	means such rights (but not legally registered title) as the Sellers have to 14,800 Shares pursuant to the Purchase and Sale Agreements and otherwise under applicable law, that the Second Purchaser is purchasing on the terms and subject to the conditions of this Agreement;

“Subsidiaries”	means the following entities:
Sinai for Environmental Services, an Egyptian Joint Stock company, having its registered office at 165 El Orouba Street, Heliopolis, Cairo, Egypt;
and
Ridgewood for Water Desalination, an Egyptian Joint Stock company, having its registered office at 165 El Orouba Street, Heliopolis, Cairo, Egypt;

“Sellers’ Documents”	means the documents to be deposited by the Sellers with the Escrow Agent in accordance with the terms of the Escrow Agreement;

“USD”	means the lawful currency of the United States of America.

2.2  Unless the context otherwise requires, reference to an Article or Annex is to an Article or Annex of this Agreement.

2.3  The headings used in this Agreement are included for ease of reference only and shall not affect the construction or interpretation thereof.

ARTICLE 3:

PARTIAL REPAYMENT OF THE LOAN AND ASSIGNMENT OF THE OUTSTANDING LOAN

3.1  Within three Business Days from the Effective Date, the Loan Partial Repayment Amount shall be deposited in the Escrow Account to be opened in accordance with the Escrow Agreement. The said amount shall be released by the Escrow Agent upon Closing in accordance with the terms and conditions of the Escrow Agreement.

3.2  Upon Closing and receipt of the Loan Partial Repayment Amount, Ridgewood hereby: (a) acknowledges partial repayment of the Loan and releases the Company from any liability to the Sellers in connection therewith and (b) agrees to assign all its rights related to the Outstanding Loan to ZG.

ARTICLE 4:

THE ESCROW AGREEMENT

4.1  The Sellers, Purchasers and the Lender shall enter into the Escrow Agreement with the Escrow Agent substantially in the form attached herewith as Annex (4) on the Effective Date.

4.2  For the avoidance of doubt, within ten Business Days from the Effective Date the Sellers shall deliver the Sellers’ Documents and the Purchasers shall deliver the Purchasers’ Documents to the Escrow Agent to be released on Closing Date in accordance with the terms and conditions of the Escrow Agreement.

4.3  Furthermore, within three (3) Business Days from the Effective Date, the Lender shall deposit the Loan Partial Repayment Amount in the Escrow Account to be released upon Closing in accordance with the terms and conditions of the Escrow Agreement.

ARTICLE 5:

SALE AND PURCHASE OF THE SHARES

5.1  Subject to the satisfaction of the condition precedent outlined under Article (6) herein below, and receipt by the Sellers of the Loan Partial Repayment Amount, each of the Sellers shall transfer Ownership in the Shares to the Purchasers and the Purchasers shall purchase all of such Seller’s Ownership in the Shares in accordance with Annex (5) of this Agreement. It is understood and agreed that: (i) the Sellers have agreed to transfer Ownership in the Shares to ZG together with the Second Purchaser, and or to ZG and Ms. Mirette Fouad Zaki Tadrous at ZG’s option at the time of execution in the event GAFI does not approve transfer to the Second Purchaser; (ii ) the Sellers agreement to include the Second Purchaser is based on the fact that it is wholly owned by ZG and his family members up to the first degree and that ZG has undertaken to maintain the same shareholding structure of the Second Purchaser up to the date on which title to the Shares is transferred and registered in the name of the Purchasers and/or ZG; (iii) accordingly, the Sellers, ZG and the Second Purchaser have signed the Execution SPA substantially in the form attached herewith as Annex (6); and (iv) as a precautionary measure, the Sellers and ZG will sign another Execution SPA (the “Second Execution SPA”) to be deposited with Zulficar & Partners Law Firm, substantially in the form attached herewith as Annex (7), to be used in case transfer of Shares to the Second Purchaser at the time of execution is not approved by GAFI. In such a case, ZG shall deliver the original Execution SPA to Zulficar & Partners Law Firm against receipt of the Second Execution SPA.

5.2  The Share Purchase Price shall be an aggregate amount of USD 1 (one) payable by the First Purchaser and the Second Purchaser to the Sellers.

5.3  The Execution SPA shall be signed by the Sellers and the Purchasers and deposited in escrow with the Escrow Agent to be released on the Closing Date in accordance with the terms and conditions of the Escrow Agreement.

5.4  The Sellers shall further execute a limited power of attorney, substantially in the form attached herewith as Annex (8), whereby the Sellers shall authorize Zulficar and Partners Law Firm to exercise on behalf of the Sellers all actions, sign all documents, not otherwise executed by the Sellers, necessary or required to transfer the Shares to the Purchasers. The Power of Attorney shall be delivered to the Escrow Agent to be released upon Closing in accordance with the terms and conditions of the Escrow Agreement.

5.5  ZG, on behalf of himself and any Affiliates, including but not limited to Mariridge Incorporated, shall sign (i) a release letter in the form attached herewith as Annex (9) whereby, among other things, he releases the Sellers, their officers, directors, managers, shareholders and

Affiliates (“Sellers ZG Released Parties”) from (a) any liability whatsoever relating to the bonus due to him or his Affiliates upon the sale of the Company or any of its assets, any other outstanding compensation or benefits owed or alleged to be owed to him or his Affiliates, either under US or Egyptian law or pursuant to any contract or agreement, and, (b) any and all claims he or his Affiliates may have against the Sellers ZG Released Parties, or any of them, under US or Egyptian law and (ii) a resignation letter in the form attached herewith as Annex (10) from his post as an employee of the Sellers or any of their Affiliates (other than the Company) and waives any rights to any termination compensation or any other rights or claims against the Sellers and any of their Affiliates related to his involvement or employment or any other reason whatsoever. Furthermore, ZG, the Second Purchaser and the Company shall sign a release letter in favor of the Sellers in the form attached herewith as Annex (11)(a). Similarly ZG, Ms. Mirette Fouad Zaki Tadrous and the Company shall sign a release letter in the form attached herewith as Annex (11)(b). The above letters shall be signed and deposited with the Escrow Agent to be released to the Sellers upon Closing.

5.6  The Sellers shall sign (i) two original release letters in favor of ZG and the Company in the form attached herewith as Annex (12), (ii) two original assignments relating to the assignment of the Outstanding Loan to ZG in the form attached herewith as Annex (13) and (iii) a specific release in favor of ZG in the form attached herewith as Annex(14) The above documents shall be signed by the Sellers and deposited with the Escrow Agent to be released in accordance with the terms and conditions of the Escrow Agreement.

5.7  The Shares to be transferred by the Sellers to the Purchasers shall include any rights the Sellers have or may have as a result of their Ownership of the Shares on Closing, including but not limited to, any dividends declared or made before or after Closing.

ARTICLE 6:

CONDITION PRECEDENT TO CLOSING

The Parties agree that Closing is conditional upon obtaining the necessary approvals of this Agreement, by the shareholders of each of Ridgewood Electric Power Trust V, The Ridgewood Power Growth Fund, and Ridgewood/Egypt Fund, as determined by their Managing Shareholder pursuant to the requirements of the respective Declarations of Trust of such entities and Delaware law. The Parties agree that completion and delivery of the Certificate of General Counsel to the Escrow Agent shall be sufficient evidence of the satisfaction of this condition precedent to Closing.

ARTICLE 7:

CLOSING

7.1  Upon satisfaction of the Closing condition precedent set forth under Article (6) above, the Sellers shall deliver the Certificate of the General Counsel to the Escrow Agent and notify the Purchasers and the Lender that the Closing condition has been satisfied.

7.2  Upon receipt of the Certificate of the General Counsel by the Escrow Agent, the Escrow Agent shall immediately (i) transfer the Loan Partial Repayment Amount to the Sellers in the bank accounts designated in the Escrow Agreement, and (ii) deliver the Escrow Documents in accordance with the Escrow Agreement.

ARTICLE 8:

TERM AND TERMINATION

If the condition precedent set forth in Article (6) herein is not satisfied, and unless the Sellers and the Purchasers otherwise mutually agree in writing to waive such condition precedent, this Agreement shall automatically terminate without need for any legal or judicial procedure on the Long Stop Date as extended pursuant to the Escrow Agreement.

ARTICLE 9:

POST CLOSING OBLIGATIONS

9.1  Each Party will cooperate with the reasonable requests of any other Party in order to consummate the transactions contemplated by this Agreement.

9.2  After Closing, the manager of the Company shall call on the extraordinary meeting of the shareholders of the Company for the purpose of considering the matters set forth in the draft minutes of such meeting attached hereto as Annex (15). Each of the Sellers agrees to vote in favour of the matters set forth in such minutes.

9.3  The Company and its officers, directors and employees shall make available to the Sellers the books and records of the Company and the Subsidiaries concerning periods prior to Closing, upon reasonable notice to the Company, for the purpose of permitting the Sellers or their officials to prepare financial statements, tax returns, respond to regulatory inquiries and the like or otherwise as reasonably requested by the Sellers.

ARTICLE 10:

MUTUAL RELEASE

10.1  Without in any way limiting the scope or applicability of Article 13, at and as of the Closing Date, the Sellers, on behalf of itself and its predecessors, successors, parent companies, subsidiaries, Affiliates, divisions, assignees, and nominees, and all present and former partners, employees, directors, officers, agents, attorneys, beneficiaries, representatives and stockholders (“Sellers Affiliates”), in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, do hereby release and forever discharge the Purchasers and the Company, and each of their predecessors, successors, partners, parent companies, subsidiaries, Affiliates, divisions, assignees and nominees, and all present and former partners, employees, directors, officers, agents, attorneys, beneficiaries, representatives, and stockholders (collectively referred to as “Purchaser/Company Affiliates”), of and from any and all manner of Claims the Sellers and/or Sellers Affiliates may have against Purchaser, Company and the Purchaser/Company Affiliates, including, without limitation, any Claims in connection with, arising out of, or which are in any way related to the Purchaser/Company Affiliates’ management or operation of the Business.

10.2  At and as of the Closing Date, the Purchasers, Company, Purchasers/Company Affiliates, and each of them, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, do hereby release and forever discharge the Sellers and/ or the Sellers Affiliates, of and from any and all manner of Claims the Purchasers, Company , Purchaser/Company Affiliates may have against the Sellers and /or the Sellers Affiliates, including, without limitation, any Claims in connection with, arising out of, or which are in any way related to the Sellers and/or the Sellers Affiliates ownership, management or operation of the Business, or the sale of Shares to the Purchasers or the ownership of Shares by the Purchasers.

ARTICLE 11:

NON-COMPETITION

In consideration of the Agreement hereby entered into, each of the Sellers hereby covenants and agrees that, during the Non-Competition Period, they shall not and shall procure that none of their Affiliates shall, directly or indirectly:

(a) carry on, be engaged in or have an ownership interest in any Person that carries on or is engaged in the Business within the Restricted Territories; provided, however, that notwithstanding the foregoing, each of the Sellers may own securities in any Person engaged in the Business that is a publicly held corporation, but only to the extent that such Seller does not own, of record or beneficially, more than 3% (three percent) of the outstanding equity securities of any such Person, or

(b) solicit, knowingly encourage or attempt to solicit or knowingly encourage any person employed in a managerial, supervisory, technical or sales capacity by the Company or its Subsidiaries immediately prior to the Closing (the “Restricted Employees”) to leave the employment of the Company or its Subsidiaries (whether or not such Restricted Employee would commit a breach of contract by reason of leaving such employment or engagement); provided, however, nothing in this Clause 10 shall prohibit a Seller from seeking to employ any Person by means of general advertising that is not specifically directed towards the Restricted Employees; provided further, however, that no Seller shall, during the Non-Competition Period, employ: (a) a senior employee who is a Restricted Employee for a period of three (3) years following the termination of such employee’s employment with the Company or its Subsidiaries or (b) any other Restricted Employee for a period of one (1) year following termination of such employee’s employment with the Company or its Subsidiaries, or

(c) solicit, knowingly encourage or attempt to solicit or knowingly encourage any customer of the Company or any of its Subsidiaries immediately prior to the Closing (the “Restricted Customers”) to terminate its relationship or business dealings with the Company or any of its Subsidiaries (whether or not such Restricted Customer would commit a breach of contract by reason of this termination).

ARTICLE 12:

USE OF RIDGEWOOD NAME

12.1  The Sellers hereby agree that the Company shall continue to have the right to use the name “Ridgewood” as part of its name for the conduct of its business in the Restricted Territory without time limitation and the Sellers hereby warrant that they shall not use the name “Ridgewood” in the Restricted Territory as long as it is used by the Company or its subsidiaries.

12.2  The Company and the Purchasers shall indemnify and hold the Sellers, their officers, directors, managers, shareholders and Affiliates harmless against any and all third party Claims, whether direct or indirect, arising from, relating to or otherwise resulting from the Company’s or the Purchasers’ use of or its or their conducting business under the “Ridgewood” name.

ARTICLE 13:

INDEMNIFICATION

The Purchasers and the Company, individually, and jointly and severally, agree to indemnify and hold the Sellers and/or the Sellers Affiliates harmless against any third-party Claims and

Damages arising out of, related to or in connection with (i) the transfer or subsequent ownership of the Shares, (ii) the ownership, management or operation of the Company and the Business, (iii) any Claim of Mr. Hussein Mohamed Kortam, or (iv) any Claim of the Lender, EFG-Hermes or any of its Affiliates. The Sellers and /or the Sellers Affiliates will promptly notify the Purchasers and the Company of any such Claim and of the election to (y) retain counsel, whose fees, costs and expenses will be paid by the Purchasers and the Company, or (z) have the Purchasers or the Company retain counsel, acceptable to the Sellers and/or the Sellers Affiliates, to assume the defense of the Sellers and/or the Sellers Affiliates. Neither the Purchasers, the Company nor their respective representatives, may settle any Claim without the consent of the Sellers and/or the Sellers Affiliates, which consent shall not be unreasonably withheld.

For the purpose of the foregoing, Claims made by (i) Ridgewood investors, (ii) the United States Securities and Exchange Commission, and (iii) the United States Internal Revenue service shall not be covered by this Indemnification Clause.

ARTICLE 14:

LANGUAGE

If this Agreement is translated into any language other than English and any conflict arises between the English language version of this Agreement and any non-English language version, the provisions of the English language version shall prevail. Each other document or notice or other communication in connection with this Agreement shall be in English or accompanied by an English translation. The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document, notice or other communication given or delivered to it pursuant to this Agreement.

ARTICLE 15:

ASSIGNMENT

This Agreement shall be binding on and inure to the benefit of each Party’s permitted successors and assigns. No Party may assign (or declare any trust in favor of a third party over) all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other Parties hereto. Any attempted assignment in violation of this Article shall be void.

ARTICLE 16:

ENTIRE AGREEMENT

This Agreement and the Annexes, certificates, and other agreements and instruments specifically referred to herein (i) constitute the entire agreement between and among the Sellers, the First Purchaser, Second Purchaser and the Company relating to the subject matter of this Agreement and supersede all prior agreements and understandings (written and oral) between them and (ii) are intended to, and do not, confer on any Person other than a Party hereto any rights or remedies hereunder.

ARTICLE 17:

GOVERNING LAW AND DISPUTE SETTLEMENT

17.1  This Agreement is to be governed by and construed in accordance with the laws of the Arab Republic of Egypt.

17.2  All disputes arising out of or in connection with this Agreement and its subject matter shall be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in Paris (the “Rules”) by three (3) arbitrators appointed according to the Rules. Arbitration shall take place in Cairo, Egypt and shall be conducted in the English language.

ARTICLE 18:

MISCELLANEOUS

18.1  Notices

Notices or any other communications required or permitted hereunder shall be given in writing in the English language and shall be deemed to have been delivered: (i) when delivered in person or by messenger service against receipt thereof, (ii) on the date of confirmation of receipt of transmission by telecopier (or the first Business Day in the city where the recipient is located following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5pm local time of the recipient (subsequently confirmed by registered mail, return receipt requested or by courier)) or (iii) upon proof of delivery by an internationally recognized courier service (with confirmation of receipt), addressed to the relevant party at its address set forth in Clause 18.2 below.

18.2  Addresses

Notices under this Agreement shall be sent to a Party at its address outlined below. The Party having changed the said address shall notify to the other Party the new address within the reasonable period of time not to exceed (10) Business Days from the date of such change.

If to the Purchasers:

26 Helmy Abd El Atti Street, Nasr City, Cairo, Egypt
Attn: Mr. Zaki Girges
Fax. Number: 00202 22672870

If to the Sellers:

Ridgewood Near East Holdings LLC
RW Egyptian Holdings, LLC
c/o Ridgewood Renewable Power, LLC
947 Linwood Avenue
Ridgewood, NJ 07450
Attn.: Robert Swanson
Facsimile #-845-622-3633

If to the Company:

Ridgewood Egypt for Infrastructure
165, E El Orouba St.
Heliopolis, Cairo, Egypt
Attn.: Mr. Zaki Girges
Fax Number: 00202 22672870

18.3  Amendments

This Agreement may only be amended or modified in writing signed by each of the Parties hereto.

18.4  Severability

The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. The parties further agree to replace such invalid provision with a valid and enforceable provision that will achieve, to the extent possible, the business, economic and other purposes of such invalid provision.

18.5  Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, or caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

THE SELLERS

Ridgewood Near East Holdings LLC

Name:	Randall D. Holmes

Title:	President

Signature:	/s/ Randall D. Holmes

RW Egyptian Holdings, LLC

Name:	Randall D. Holmes

Title:	President

Signature:	/s/ Randall D. Holmes

THE PURCHASERS

El Orouba for Water desalination SAE

Name:	Zaki Girges

Title:	President

Signature:	/s/ Zaki Girges

Mr. Zaki Girges

Name :	Zaki Girges

Signature:	/s/ Zaki Girges

THE COMPANY

Ridgewood Egypt for Infrastructure LLC

Name:	Zaki Girges

Title:	General Manager

Signature:	/s/ Zaki Girges